Exhibit 99

News Release	The Ryland Group, Inc. www.ryland.com

FOR IMMEDIATE RELEASE	CONTACT:	Drew Mackintosh, Vice President

Investor Relations

(818) 223-7548

RYLAND ANNOUNCES FINAL RESULTS OF TENDER OFFER FOR DEBT SECURITIES

CALABASAS, Calif. (April 30, 2010) — The Ryland Group, Inc. (NYSE: RYL) announced today the expiration of its previously announced offer to purchase for cash (the “Offer”) up to $300 million of its outstanding senior notes listed in the table below (the “Notes”) as specified in the Offer to Purchase dated April 1, 2010 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal”), and as amended by the press release issued by Ryland on April 14, 2010.  The Offer expired at 5:00 p.m., New York City time, on April 29, 2010 (the “Offer Expiration Date”). The full terms and conditions of the Offer are set forth in the Offer to Purchase and related Letter of Transmittal, as amended by the press release issued by Ryland on April 14, 2010.

Ryland has accepted for purchase under the terms of the Offer to Purchase all of the Notes validly tendered and not validly withdrawn on or before the Offer Expiration Date.  The table below identifies the principal amount of each series of Notes outstanding prior to the Offer and the Notes validly tendered and accepted in the Offer:

Title of Security	CUSIP Numbers	Principal Amount Outstanding	Principal Amount Tendered and Accepted
5.375% Senior Notes due 2012	783764AL7	$199,071,000	$198,762,000
6.875% Senior Notes due 2013	783764AM5	$215,152,000	$28,960,000
5.375% Senior Notes due 2015	783764AK9	$205,552,000	$27,620,000

The consideration for the Notes accepted for purchase as set forth in the Offer to Purchase, plus accrued and unpaid interest, will be paid by Ryland today to The Depository Trust Company, which will allocate such funds to the holders entitled thereto.

As previously announced on April 20, 2010, Ryland called for redemption all of its 5.375% Senior Notes due 2012 (the “2012 Notes”) that are not purchased in the Offer.  The 2012 Notes that are not purchased in the Offer will be redeemed on May 25, 2010.

This press release is neither an offer to purchase, nor a solicitation for acceptance of the Offer. Ryland made the Offer only by, and pursuant to the terms of, the Offer to Purchase and the related Letter of Transmittal, as amended by a press release dated April 14, 2010.

J.P. Morgan Securities Inc. acted as the Dealer Manager for the Offer. Questions regarding the Offer may be directed to J.P. Morgan Securities Inc. at (800) 245-8812 (toll-free) and (212) 270-3994 (collect).

Headquartered in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company.  Since its founding in 1967, Ryland has built more than 285,000 homes and financed more than 240,000 mortgages.  Ryland currently operates in 15 states and 19 homebuilding divisions across the country and is listed on the New York Stock Exchange under the symbol “RYL.”  For more information, please visit www.ryland.com.

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